Exhibit 99.1

NEWS
5350 Tech Data Drive Clearwater, FL 33760 (727) 539-7429

FOR IMMEDIATE RELEASE	SYMBOL: TECD
Thursday, March 10, 2005	TRADED: NASDAQ/NMS

Tech Data Reports Fourth-Quarter and Fiscal Year Earnings

CLEARWATER, FL. — Tech Data Corporation, a leading provider of IT products and logistics management services, today announced results for the fourth quarter and fiscal year ended January 31, 2005.

Results At A Glance

	Three months ended January 31, 2005	Year ended January 31, 2005
• Net Sales	$5.6 billion	$19.8 billion
• Net Income	$59.3 million	$162.5 million
• Diluted EPS	$.99 per share	$2.74 per share

Net sales for the fourth quarter were $5.6 billion, an increase of 14.2 percent from $4.9 billion in the fourth quarter of fiscal 2004 and an increase of 17.8 percent from the third quarter of the current fiscal year. On a regional basis, net sales in the Americas increased 16.0 percent and in EMEA (Europe, Middle East and export sales to Africa) increased 13.1 percent (4.8 percent on a local currency basis) over the fourth quarter of fiscal 2004. Compared to the third quarter of the current fiscal year, net sales in the Americas increased 4.3 percent and in EMEA increased 28.6 percent (20.2 percent on a local currency basis).

Operating income for the fourth quarter was $75.3 million, or 1.34 percent of sales, an increase from $61.4 million, or 1.25 percent of sales, in the fourth quarter of fiscal 2004. On a regional basis, fourth-quarter operating income in the Americas was 1.75 percent of sales compared to 1.70 percent of sales in the fourth quarter of fiscal 2004, and in EMEA was 1.07 percent of sales compared to ..96 percent of sales in the fourth quarter of fiscal 2004.

Net income for the fourth quarter totaled $59.3 million, or $.99 per diluted share, compared to $38.9 million, or $.67 per diluted share, in the fourth quarter of fiscal 2004. Fourth-quarter net income includes a benefit of $11.5 million, or $.19 per diluted share, for the reversal of previously accrued taxes as a result of the favorable resolution of certain tax-related matters.

“We are very pleased with our fourth-quarter results and overall fiscal-year performance,” commented Steven A. Raymund, Tech Data’s chairman and chief executive officer. “Fourth-quarter sales and operating income were the highest we have achieved in the past sixteen quarters. Tech Data employees worldwide made this exceptional achievement possible, and I am confident we will continue to advance our leadership position.”

Tech Data Reports Fourth-Quarter and Fiscal Year Earnings	Page 2 of 5
March 10, 2005

Financial Highlights

•	Net sales in the Americas during the fourth quarter were $2.2 billion or 40 percent of worldwide sales, while net sales in EMEA totaled $3.4 billion or 60 percent of worldwide sales.

•	Gross margin for the fourth quarter was 5.44 percent of sales, a decrease from 5.94 percent of sales in the fourth quarter of fiscal 2004. The year-over-year decrease in gross margin is primarily the result of the competitive pricing environment.

•	Fourth-quarter selling, general and administrative expenses (SG&A) were 4.10 percent of sales, a decrease from 4.69 percent of sales in the fourth quarter of fiscal 2004. The decrease in SG&A as a percent of sales is the result of continuing cost-saving initiatives and improvements in productivity.

•	The worldwide effective income tax rate for the fourth quarter was 13.1 percent. Excluding the benefit of the reversal of previously accrued taxes, the worldwide effective income tax rate for the fourth quarter was 30 percent.

•	Cash flow from operations for the year ended January 31, 2005, was $106.9 million.

•	Total debt to total capital was 16 percent at January 31, 2005, compared to 19 percent at January 31, 2004.

Fiscal Year Results

Net sales for the year ended January 31, 2005, were $19.8 billion, an increase of 13.7 percent from $17.4 billion in the prior year. On a regional basis, net sales in the Americas represented 43 percent of sales and increased 8.2 percent to $8.5 billion from $7.8 billion in the prior fiscal year. Net sales in EMEA represented 57 percent of sales and increased 18.2 percent (9.0 percent on a local currency basis) to $11.3 billion from $9.6 billion in the prior fiscal year. The results for the fiscal year ended January 31, 2004, include ten months of results of operations from the company’s Azlan Group Limited (“Azlan”) acquired on March 31, 2003.

Gross margin for the fiscal year was 5.62 percent, down from 5.64 percent in the prior-year comparable period. The decrease in gross margin over the prior year is the result of the competitive pricing environment offset by the reclassification of vendor consideration in accordance with EITF 02-16. Gross margin, before adjusting for the reclassification in accordance with EITF 02-16 was 5.17 percent and 5.38 percent for the fiscal years ended 2005 and 2004, respectively.

Operating income for the fiscal year ended January 31, 2005, was $235.5 million, or 1.19 percent of sales, compared with operating income of $165.6 million, or .95 percent of sales, in the prior year.

Net income for the fiscal year ended January 31, 2005, was $162.5 million, or $2.74 per diluted share, compared with net income of $104.1 million, or $1.81 per diluted share, in the prior year. Fiscal year 2005 net income includes a benefit of $11.5 million, or $.19 per diluted share for the reversal of previously accrued taxes as a result of the favorable resolution of certain tax-related matters.

Tech Data Reports Fourth-Quarter and Fiscal Year Earnings	Page 3 of 5
March 10, 2005

Business Outlook

The following statements are based on current expectations and the company’s internal plan. These statements are forward-looking and, as outlined in the company’s periodic filings with the Securities and Exchange Commission, actual results may differ materially.

The outlook for the first quarter ending April 30, 2005, excluding any impact from expensing of stock options or special charges that may be incurred, is as follows:

•	Net sales are expected to be in the range of $4.95 billion to $5.10 billion.

•	Net income is expected to be in the range of $34 million to $37 million.

•	Diluted earnings per share are expected to be in the range of $.57 to $.62.

Forward-Looking Statements

Certain matters discussed in this news release are forward-looking statements, based on the company’s current expectations that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include the following: intense competition both domestically and internationally; narrow profit margins; inventory risks due to shifts in market demand; dependence on information systems; credit exposure due to the deterioration in the financial condition of our customers; the inability to obtain required capital; fluctuations in interest rates; potential adverse effects of acquisitions; foreign currency exchange risks and exposure to foreign markets; the impact of changes in income tax and other regulatory legislation; changes in accounting rules; product supply and availability; dependence on independent shipping companies; changes in vendor terms and conditions; exposure to natural disasters, war and terrorism; potential impact of labor strikes; the volatility of common stock; and the accuracy of forecast data. Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission, copies of which can be obtained at the company’s investor relations website at www.techdata.com. All information in this release is as of March 10, 2005. The company undertakes no duty to update any forward-looking statements herein to actual results or changes in the company’s expectations.

Webcast Details

Tech Data will be discussing its fourth-quarter results along with its outlook for the first-quarter on a conference call today at 4:30 p.m. (EST). A webcast of the call, including supplemental schedules, will be available to all interested parties and can be accessed at www.techdata.com. The webcast will be available for replay until 5:00 p.m. (EST) on Thursday, March 17, 2005.

Tech Data Reports Fourth-Quarter and Fiscal Year Earnings	Page 4 of 5
March 10, 2005

About Tech Data

Tech Data Corporation (NASDAQ/NMS: TECD), founded in 1974, is a leading global provider of IT products, logistics management and other value-added services. Ranked 111th on the FORTUNE 500, the company and its subsidiaries serve more than 90,000 technology resellers in the United States, Canada, the Caribbean, Latin America, Europe and the Middle East. Tech Data’s extensive service offering includes pre- and post-sale training and technical support, financing options and configuration services as well as a full range of electronic commerce solutions. The company generated sales of $19.8 billion for the fiscal year ended January 31, 2005.

FOR MORE INFORMATION CONTACT:

Jeffery P. Howells, Executive Vice President and Chief Financial Officer

727-538-7825 (Jeff.Howells@techdata.com)

or

Danyle L. Anderson, Director of Investor Relations & Shareholder Services

727-538-7866 (Danyle.Anderson@techdata.com)

Tech Data Reports Fourth-Quarter and Fiscal Year Earnings	Page 5 of 5
March 10, 2005

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Three months ended January 31,		Fiscal year ended January 31,
	2005	2004	2005	2004
Net sales	$5,618,116	$4,918,729	$19,790,333	$17,406,340
Cost of products sold	5,312,487	4,626,747	18,678,301	16,424,694

Gross profit	305,629	291,982	1,112,032	981,646
Selling, general and administrative expenses	230,354	230,537	876,518	812,965

Operating income before special charges	75,275	61,445	235,514	168,681
Special charges	—	—	—	3,065

Operating income after special charges	75,275	61,445	235,514	165,616
Interest expense	9,284	7,394	28,473	23,217
Interest income	(1,794)	(1,695)	(5,606)	(6,651)
Net foreign currency exchange gain	(466)	(655)	(2,959)	(1,893)

Income before income taxes	68,251	56,401	215,606	150,943
Provision for income taxes	8,939	17,483	53,146	46,796

Net income	$59,312	$38,918	$162,460	$104,147

Diluted earnings per share	$.99	$.67	$2.74	$1.81

Diluted weighted average shares outstanding	59,710	58,312	59,193	57,501

TECH DATA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(In thousands)

	January 31, 2005	January 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$195,056	$108,801
Accounts receivable, net	2,217,474	2,111,384
Inventories	1,492,479	1,330,081
Prepaid and other assets	151,480	130,038

Total current assets	4,056,489	3,680,304
Property and equipment, net	146,144	157,054
Goodwill	149,719	141,238
Other assets, net	205,384	189,290

Total assets	$4,557,736	$4,167,886

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Revolving credit loans	$68,343	$80,221
Accounts payable	1,757,838	1,646,125
Current portion of long-term debt	291,625	9,265
Accrued expenses	450,066	419,261

Total current liabilities	2,567,872	2,154,872
Long-term debt	17,215	307,934
Other long-term liabilities	45,178	46,591

Total liabilities	2,630,265	2,509,397

Total shareholders’ equity	1,927,471	1,658,489

Total liabilities and shareholders’ equity	$4,557,736	$4,167,886